Exhibit H-2

            Reporting obligations by the German Stock Corporation Act

ss. 90 Reports to the Supervisory Board

     (1)  The management board shall report to the supervisory board about:

          1. the intended business policy and other fundamental issues regarding future business plans (in particular in the areas of finance, investment and personnel planning);

          2. the profitability of the stock corporation, in particular the return on equity;

          3. the results of operations, in particular revenues and the condition of the stock corporation;

          4. transactions which may have a material impact on the profitability or liquidity of the stock corporation.

          In addition, the chairman of the supervisory board shall be informed about other significant developments; business dealings of an affiliated company which may have a material impact on the stock corporation and which have come to the attention of the management board shall be considered significant developments.

     (2) Reports to be given pursuant to paragraph (1) sentence 1 numbers 1 to 4 shall be made as follows:

          1. reports pursuant to number 1 at least once a year, unless changes in circumstances or new issues necessitate an immediate report;

          2. reports pursuant to number 2 at the meeting of the supervisory board at which the annual financial statements are discussed;

          3. reports pursuant to number 3 regularly, but at least on a quarterly basis;

          4. reports pursuant to number 4 as early as possible in order to enable the supervisory board to give its opinion prior to the consummation of such transactions.

     (3) At any time, the supervisory board may request a report from the management board regarding the affairs of the stock corporation, the stock corporation's legal and business relationships with affiliated companies and on any business matters of such companies that may have a material impact on the stock corporation. Even a single member of the supervisory board may request that a report be delivered to the supervisory board; if the management board refuses to deliver such report, the report may only be demanded if another member of the supervisory board seconds the request.

     (4) The report shall comply with the principles of conscientious and accurate reporting.

     (5) Each member of the supervisory board has the right to review the reports. If the reports have been made in writing, they shall be submitted to each member of the supervisory board upon demand unless the supervisory board has resolved otherwise. The chairman of the supervisory board shall inform the members of the supervisory board of the reports made pursuant to paragraph (1) sentence 2 no later that at the next meeting of the supervisory board.

ss. 91 Organization. Accounting

     (1) The management board shall ensure that the required commercial account books are kept.

     (2) The management board shall take such measures as are necessary, in particular the establishment of a monitoring system, to ensure the early identification of developments which could threaten the continuation of the stock corporation.


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ss.92 Duties of the Management Board in the Event of Losses

     (1) If upon preparations of the annual balance sheet or an interim balance sheet it becomes apparent, or based upon good judgement it must be assumed, that the stock corporation has incurred losses equal to one-half of the share capital, the management board shall promptly call a shareholders' meeting and inform the meeting thereof.

     (2) If the stock corporation becomes insolvent, the managemnt board shall file a petition for insolvency without undue delay, but in no event later than three weeks of becoming insolvent. The foregoing shall apply analogously if the assets of the stock corporation are no longer sufficient to cover its liabilities.

     (3) If the stock corporation has become insolvent or overindebted, the management board may not make any payments. This does not apply to payments made thereafter which meet the standard of care of a diligent and conscientious manager.